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                                  EXHIBIT 4.1



THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER UNITED STATES FEDERAL OR STATE SECURITIES LAWS, INCLUDING BUT NOT LIMITED TO THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") NOR APPROVED BY ANY FEDERAL OR STATE REGULATORY AGENCY, INCLUDING BUT NOT LIMITED TO THE SECURITIES AND EXCHANGE COMMISSION, AND MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED OR ASSIGNED FOR VALUE, DIRECTLY OR INDIRECTLY, NOR MAY THE SECURITIES BE TRANSFERRED ON THE BOOKS OF THE CORPORATION, WITHOUT REGISTRATION OF SUCH SECURITIES UNDER ALL APPLICABLE UNITED STATES FEDERAL OR STATE SECURITIES LAWS, INCLUDING BUT NOT LIMITED TO THE ACT, OR COMPLIANCE WITH AN APPLICABLE EXEMPTION THEREFROM, SUCH COMPLIANCE, AT THE DISCRETION OF THE CORPORATION, TO BE EVIDENCED BY AN OPINION OF SHAREHOLDER'S COUNSEL, IN FORM ACCEPTABLE TO THE CORPORATION, THAT NO VIOLATION OF SUCH REGISTRATION OR QUALIFICATION PROVISIONS WOULD RESULT FROM ANY PROPOSED TRANSFER OR ASSIGNMENT.


                  SENIOR SECURED CONVERTIBLE PROMISSORY NOTE


Dated as of October 14, 1997                                       $400,000.00


                  FOR VALUE RECEIVED, the undersigned ("Payor") promises to pay to the order of Gerald M. Wetzler ("Payee"), at c/o American Film Technologies, Inc., 300 Park Avenue, 17th Floor, New York, New York 10022, or at such other address as the holder of this Note shall from time to time designate, upon presentation of this Note, the principal sum of FOUR HUNDRED THOUSAND DOLLARS AND NO CENTS ($400,000.00), on October 14, 1999 (the "Maturity Date"). This Note shall not bear any interest.

                  This Note is made pursuant to that certain Senior Secured Note Purchase Agreement (the "Agreement"), dated as of October 14, 1997, by and among Payor and Payee and certain other Lenders thereunder. Capitalized terms, which are used herein but not defined herein, shall have the meanings ascribed to them in the Agreement.

                  This Note shall be subject to the rights of the following existing and/or future creditors of Payor, each of which Payor hereby acknowledges the existence of:

                           (i)  holders of Unsecured Creditor Notes issued by
Payor to Class 7 creditors pursuant to Payor's Third Amended Chapter 11 Plan of Reorganization dated August 21, 1995 (the "Plan Noteholders");

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                           (ii) all currently existing trade creditors of
Payor or any such creditor existing prior to the Maturity Date (collectively, with the "Plan Noteholders," the "Senior Creditors").

                  Nothing contained herein shall prevent Payor from making any payments owed to the Senior Creditors when due or any payment to be made to the Senior Creditors upon the voluntary election of Payor; provided that no voluntary prepayment of any obligations owed to the Senior Creditors shall be made during the occurrence of an Event of Default under this Note.

                  Payor shall have the right to prepay all or any portion of the principal sum hereof at any time without penalty; provided that Payor provide Payee with a notice of any such prepayment (a "Prepayment Notice") by personal delivery or first-class mail no later than five (5) business days prior to such prepayment and that Payee has not delivered to Payor a notice of conversion (a "Conversion Notice") with respect to any or all of such amount to be prepaid by personal delivery or first-class mail no later than three (3) business days after receipt of the Prepayment Notice. To the extent that Payee elects only to convert into Common Stock a portion of the amount that Payor elects to prepay pursuant to the Prepayment Notice, Payor shall be entitled to prepay all remaining amounts not to be so converted into Common Stock by Payee.

                  Payment of the Principal, whether prepaid or paid on the Maturity Date, shall be payable in lawful money of the United States of America.

                  This Note is secured by that certain Security Agreement (the "Security Agreement"), of even date herewith, by and among Payor, as pledgor, and Payee and the other Lenders, as pledgees, pursuant to which Payor has secured its obligations to Payee under this Note by granting to Payee and the other Lenders a first priority security interest in all of its assets owned as of the date hereof, any proceeds received from the disposition thereof, and any assets acquired with the proceeds received from the issuance of this Note (and all proceeds thereof), which security interest is pari passu with the security interests granted to the other Lenders.

                  For a period of six months from the date hereof (the "Restricted Period"), Payee may not sell or transfer this Note. Payee shall have the right, at Payee's option, at any time (subject to Payor's right to prepay all or any portion of this Note described elsewhere herein), to convert all of any portion of the outstanding principal of this Note into such number of fully paid and nonassessable shares of Common Stock (as converted, the "Conversion Shares") as shall be provided herein; provided, however, that during the Restricted Period Payee may not sell or transfer any of the Conversion Shares. The holder of this Note may exercise such conversion right by giving a Conversion Notice to Payor of the exercise of such right, in whole or in part, and stating the name or names in which the stock certificate or stock certificates for the shares of Common Stock are to be issued and the address to which such certificates shall be delivered. The Conversion Notice shall be accompanied by this Note. The number of shares of Common Stock that shall be issuable upon conversion of this Note shall equal the amount of the outstanding principal and accrued

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interest for which a Conversion Notice is given, divided by a conversion price equal to Four Cents ($.03) per share (the "Conversion Price").

                  No fractional shares of Common Stock shall be issued upon conversion of this Note. In lieu of any fractional shares to which the holder would otherwise be entitled, Payor shall round up to the nearest whole share. In the case of a dispute as to the calculation of the number of shares of Common Stock into which this Note or any portion thereof shall be converted (the "Conversion Rate") upon the receipt of a Conversion Notice, Payor's calculation shall be deemed conclusive absent manifest error. In order to convert this Note into full shares of Common Stock, the holder shall surrender this Note, duly endorsed, by overnight courier to the office of Payor, together with the Conversion Notice that it elects to convert the same, the amount of principal and interest to be so converted, and a calculation of the Conversion Rate (with an advance copy of the certificate(s) and the notice by facsimile); provided, however, that Payor shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either this Note is delivered to Payor as provided above, or the holder notifies Payor that this Note has been lost, stolen or destroyed and executes an agreement satisfactory to Payor to indemnify Payor from any loss incurred by it in connection with this Note.

                  Payor shall issue and deliver to Payee promptly after delivery to it of this Note, to such holder at the address of the holder on the records of Payor, a certificate or certificates for the number of shares of Common Stock to which it shall be entitled as aforesaid. The date on which notice of conversion is given (the "Date of Conversion") shall be deemed to be the date set forth in such notice of conversion provided that this Note to be converted is received by Payor within five (5) business days thereafter and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If this Note is not received by Payor within five (5) business days after the Date of Conversion, the notice of conversion shall become null and void.

                  Payor shall at all times reserve and keep available, free from preemptive rights, unissued or treasury shares of Common Stock sufficient to effect the conversion of this Note; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding principal and accrued and unpaid interest of this Note, Payor will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

                  In the event of any increase or decrease in the number of the issued shares of Common Stock by reason of a stock dividend, stock split, reverse stock split or consolidation or combination of shares and the like at any time or from time to time throughout the term of this Note such that the holders of outstanding Common Stock shall have had an adjustment made, without payment therefor, in the number of shares of Common Stock owned by them or shall have become entitled or required to have had an adjustment made in the number of shares of Common Stock owned by them, without payment therefor, there shall be a corresponding adjustment as to the number of shares of Common Stock into which this Note

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is exercisable and to the Conversion Price, with the result that the holder's proportionate share of Common Stock shall be maintained as before the occurrence of such event without change in the aggregate conversion price applicable in the event the holder elected to convert this Note in full (except for any change in the aggregate conversion price exercise price resulting from rounding-off of share quantities or prices).

                  In the event of any reclassification or change of outstanding shares of Common Stock issuable upon conversion of this Note (other than a change in par value, or from par value to no par value, or from no par value to par value), or in case of a consolidation or merger of Payor with or into another corporation (other than a merger or consolidation in which Payor is the continuing corporation and which does not result in a reclassification or change of outstanding shares of Common Stock of the class issuable upon the conversion of this Note except where the security holders of Payor are entitled to receive securities of another issuer), or in case of any sale or conveyance to another corporation of the property of Payor as an entirety or substantially as an entirety (any of such events hereinafter referred to as a "Restructuring Event"), Payor shall provide Payee with thirty
(30) days prior written notice of the Restructuring Event. Payee shall have the right to convert this Note into shares of Common Stock by delivering a Conversion Notice to Payor no later than five (5) business days prior to the Restructuring Event. In the event Payee fails to deliver the Conversion Notice by such time, Payor shall remain obligated to make any remaining payments owed under this Note and Payee shall retain the right to receive the kind and amount of shares of stock and other securities and property of Payor receivable upon such Restructuring Event by the holder of the number of shares of Common Stock of Payor into which this Note might have been converted immediately prior to such Restructuring Event (to the extent such Restructuring Event does not involve the corporate dissolution or disappearance of Payor), but Payee shall not, absent an express agreement to the contrary with any successor corporation, have the right to receive the kind and amount of shares of stock and other securities and property of any such successor corporation receivable upon such Restructuring Event by the holder of the number of shares of Common Stock of Payor into which this Note might have been converted immediately prior to such Restructuring Event. Any such interest shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for herein. The foregoing provisions of this Note shall similarly apply to successive reclassifications and changes of shares of Common Stock and to successive consolidations, mergers, sales, or conveyances.

                  Each of the following shall be deemed an "Event of Default":

                           (a) If Payor fails to pay when due, all or any
portion of this Note, the other Obligations (as defined in the Security Agreement) owing to Payee (whether for principal, interest, taxes, reimbursement of Payee's expenses, or otherwise) or any other notes issued pursuant to the Agreement and as to any of the foregoing, such failure continues for five (5) calendar days after written notice from Payee to Payor;

                           (b) If Payor fails or neglects to perform, keep or
observe any other term, provision, condition, covenant, agreement, warranty or representation contained in this Note, the Security Agreement, the Purchase Agreement, the Registration Undertaking or any

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other present or future agreement related to the Secured Obligations between
Payor and Payee, and as to any of the foregoing, such failure continues for thirty (30) calendar days after written notice from Payee to Payor;

                           (c) If Payor sells or transfers a material portion
of its existing assets outside of the ordinary course of its business without applying the net proceeds from such sale to reduce the outstanding principal balance due on this Note;

                           (d) If Payor commences any Insolvency Proceeding
(as defined below); or

                           (e) If any Insolvency Proceeding is commenced
against Payor and which is not dismissed within forty-five (45) days of the date of filing.

                           As used herein, the term "Insolvency Proceeding"
means and includes any proceeding commenced by or against any person or entity under any provision of the federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including, but not limited to, assignments for the benefit of creditors, formal or informal moratoriums, compositions or extensions generally with its creditors.

                  Upon the occurrence of an Event of Default, the whole principal sum shall become immediately due at the option of the holder hereof.

                  Without limiting the foregoing, and in addition thereto, Payor shall prepay the entire outstanding principal amount of this Note within five (5) business days from the date that Payor raises proceeds in an amount equal to or in excess of $5,000,000 through the offering by Payor of any equity or debt securities to any third party or parties (an "Offering"), whether such Offering is conducted through any underwriter or other intermediary or directly by Payor; provided that Payor shall provide Payee with a Prepayment Notice by personal delivery or first-class mail no later than two (2) business days following the completion of such Offering and shall not make such prepayment unless Payee has not delivered to Payor a Conversion Notice with respect to any or all of such amount to be prepaid by personal delivery or first-class mail no later than three (3) business days after receipt of the Prepayment Notice. To the extent that Payee elects only to convert into Common Stock a portion of the entire outstanding principal and accrued interest of this Note that Payor is obligated to prepay as a result of the Offering, Payor shall remain obligated to prepay all remaining amounts not to be so converted into Common Stock by Payee.

                  In the event the holder brings suit to enforce its rights under this Note, the prevailing party in such suit shall pay all costs and expenses (including without limitation reasonable attorneys' fees) in connection therewith.

                  No failure to exercise, and no delay in exercising, any right, power or remedy hereunder or under any document delivered to the holder hereof shall impair any right, power or remedy which the holder may have. The rights and remedies of the holder hereof

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are cumulative and not exclusive of any rights or remedies which the holder would otherwise have. This Note and Payee's rights thereunder shall not be transferable or assignable without the expressed written consent of the Payor.

                  No waiver or modification of any of the terms or provisions of this Note shall be valid or binding unless set forth in a writing signed by the holder of this Note and Payor and then only to the extent therein specifically set forth.

                  If any one of the provisions of this Note shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

                  This Note and all transactions hereunder and/or evidenced hereby shall be governed by, construed under and enforced in accordance with the laws of the State of California. Payor hereby: (i) agrees that all actions or proceedings relating directly or indirectly hereto shall be litigated in courts located within the State of California, and that, at the option of the holder, the exclusive venue therefor shall be Los Angeles County; (ii) consents to the jurisdiction and venue of any such court and consents to the service of process in any such action or proceeding by personal delivery, by certified or registered mail directed to Payor at the address set forth below, or by any other method permitted by law; and (iii) waives any and all rights Payor may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding.


                                  AMERICAN FILM TECHNOLOGIES, INC. a
                                  Delaware corporation


                                  By:____________________________________
                                  Name:   Eric Illowsky
                                  Title:     Secretary

                                  300 Park Avenue, 17th Floor
                                  New York, New York  10022

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